Exhibit 99.1

PRESS RELEASE

Wallst.net's '3 Minute Press Show' Features Executive Interviews and Highlights Recent Press for the Following: CHDO, XMDC, GBLE Tuesday May 20, 7:00 am ET

NEW YORK, May 20 /PRNewswire-FirstCall/ -- WallSt.net's 3-Minute Press Show is a daily video program hosted by WallSt.net reporter, Tracee Tolentino.

    Shows air Monday through Friday on:

http://tv.wallst.net/3-min-press/3-min-press.php.

WallSt.net's 3-Minute Press Show features in-depth interviews with public company executives on their company and most recent press releases. The show is designed to provide viewers with insight into a company's most recent press release, and its impact on the company's growth.

    The following executives were interviewed on today's show:

    --  Howard Ullman, Chairman of CHDT Corp.
        (OTC Bulletin Board: CHDO - News; www.chdtcorp.com)

    --  Paul Lisenby, Chief Executive Officer of XTend Medical Corp.
        (Pink Sheets: XMDC - News; www.xtendmedical.com)

    --  Ed Kroeker, CEO of Global 8 Environmental Technologies, Inc.
        (OTC Bulletin Board: GBLE - News; www.g8et.com)

About WallStreet Direct, Inc.

WallStreet Direct, Inc. a wholly-owned subsidiary of Financial Media Group, Inc. (OTC Bulletin Board: FNGP - News), owns and operates WallSt.net (http://www.wallst.net), a leading source of up-to-the-minute business news, comprehensive financial tools and original multimedia content for the investment community. In addition to WallSt.net, WallStreet Direct owns and operates WallStRadio (http://radio.wallst.net) an online hub for business podcasts from well-known business news personalities and publishers. We have received two thousand five hundred dollars from CHDT Corp. for media and advertising services. WallStreet Direct, Inc. has received one million two hundred fifty thousand restricted shares of XMDC from XTend Medical Corp. for media and advertising services. WallStreet Direct, Inc. has received two million five hundred ninety six thousand restricted shares of ORCY from Organic Recycling Technologies, Inc. [previous corporate name for Global 8 Environmental Technologies, Inc.] for media and advertising services (one million five hundred ninety six thousand shares sold). Financial Filings Corp., our sister company, and a wholly owned subsidiary of Financial Media Group, Inc., has received sixty thousand dollars and four hundred forty thousand restricted shares of ORCY from Organic Recycling Technologies, Inc. [previous corporate name for Global 8 Environmental Technologies, Inc.] for services provided under a separate contract. To read our full disclaimer, and for a complete list of our advertisers, and advertising relationships, visit http://www.wallst.net/disclaimer/disclaimer.php.

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